Exhibit 10.2

GRUBHUB INC.

2015 LONG-TERM INCENTIVE PLAN

ARTICLE I PURPOSE

The purpose of the GrubHub Inc. 2015 Long-Term Incentive Plan is to foster and promote the long-term financial success of the Company by (a) providing long-term performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by key employees and service providers of the Company and (c) enabling the Company to attract and retain qualified and competent individuals to serve as employees and directors, whose judgment, interest and performance are required for the successful and sustained operations of the Company. The Plan is effective as of the date set forth in Article XVI.

ARTICLE II DEFINITIONS

For purposes of the Plan, the following terms will have the following meanings:

2.1

“Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code and in no event shall such Common Stock in and of itself cause the Award to be subject to Section 409A of the Code.

2.2

“Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards will be granted by, confirmed by, and subject to the terms of, a written Award Agreement executed by the Company and accepted by the Participant.

2.3	“Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.4	“Board” means the Board of Directors of the Company.

2.5

“Cause” with respect to a Participant, means “Cause” (or any term of similar effect) as defined in such Participant’s employment agreement with the Company, if such an agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause will include, but not be limited to: (i) Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) Participant’s gross negligence or willful misconduct, or Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by Participant against the Company; or (v) any acts, omissions or statements by a Participant which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

2.6	“Change in Control” has the meaning set forth in Section 12.2.

2.7

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code will also be a reference to any successor provision and any Treasury Regulation and other official guidance and regulations promulgated thereunder.

2.8

“Committee” means the Compensation Committee or such other committee of the Board duly authorized by the Board to administer the Plan. If a committee was previously or will be duly authorized by the Board to administer the Plan or any Prior Plan (as defined below), as applicable, the term “Committee” will be deemed to refer to the Compensation Committee for all purposes under the Plan.

2.9	“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

2.10	“Company” means GrubHub Inc., a Delaware corporation, and its successors by operation of law.

2.11	“Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.12	“Covered Employee” will mean any Employee who is a “covered employee” within the meaning of Section 162(m) of the

Code.

2.13

“Disability” will mean “Disability” in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Disability (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Disability (or term of similar effect), with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability will only be deemed to occur at the time of a determination of such Disability by the Committee. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability will mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.14	“Effective Date” means the effective date of the Plan defined in Article XVI.

2.15	“Eligible Employees” means each employee of the Company or an Affiliate.

2.16	“Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is eligible to receive Awards subject to the conditions set forth herein.

2.17

“Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder will include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.18

“Fair Market Value” means, unless otherwise required by any applicable provision of the Code, as of any date and except as provided below: (a) the last or closing sales price reported for the Common Stock on the date the Committee or the Board has approved the applicable grant, as such sales price is reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee will determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account, where applicable, the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date will be the trading day of the date of grant, or if the date of grant is not a trading date, the closing price on the trading day immediately prior to the date of grant or the opening price on the first trading day following the date of grant. For purposes of the exercise of any Award, the applicable date will be the date a notice of exercise is received by the Company (or its agent) or, if not a day on which the applicable market is open, the next day that it is open.

2.19	“Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.20	“Full Value Awards” has the meaning set forth in Section 4.1(a).

2.21

“Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan that is intended to be and is designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2015 Long-Term Incentive Plan (May 19, 2020)

2.22	“Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee or consultant of the Company or any Affiliate.

2.23	“Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.24

“Other Cash-Based Award” means an Award granted pursuant to Section 11.3 of the Plan and denominated in cash at such time and subject to such terms and conditions as are determined by the Committee in its sole discretion.

2.25	“Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.26	“Other Stock-Based Award” means an Award under Article XI of the Plan that is valued in whole or in part by reference to, or is denominated in or otherwise based on, Common Stock.

2.27	“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.28	“Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.29

“Performance Award” means an Award granted to a Participant pursuant to Article X hereof that is contingent upon achieving certain Performance Goals and that may be denominated in shares of Common Stock or cash (regardless of the form of payment).

2.30	“Performance-Based Compensation” will mean any compensation that is intended to qualify as “performance-based compensation” pursuant to Section 162(m)(4)(C) of the Code.

2.31	“Performance Goals” means one or more goals set forth on Exhibit A that is established by the Committee as a contingency for an Award to vest and become exercisable or distributable.

2.32	“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the applicable Award.

2.33	“Plan” means this GrubHub Inc. 2015 Long-Term Incentive Plan, as amended from time to time.

2.34	“Prior Plan” has the meaning set forth in Section 4.1.

2.35	“Proceeding” has the meaning set forth in Section 15.8.

2.36	“Restricted Stock Award” or “Restricted Stock” means an Award granted under Article VIII of the Plan that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.37	“Restricted Stock Unit Award” or “RSU Award” means a contractual right awarded under Article IX of the Plan to receive cash or shares of Common Stock.

2.38	“Restriction Period” has the meaning set forth in Section 8.3(a).

2.39	“Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act, as then in effect, or any successor provision.

2.40	“Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.41	“Section 162(m) of the Code” means the rules applicable under Section 162(m) of the Code.

2.42	“Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code.

2.43

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder will include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.44	“Share Reserve” has the meaning set forth in Section 4.1.

2015 Long-Term Incentive Plan (May 19, 2020)

2.45

“Stock Appreciation Right” or “SAR” will mean the right to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the applicable exercise price pursuant to an Award granted under Article VII.

2.46	“Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals pursuant to Article VI.

2.47	“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.48	“Ten Percent Stockholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.49	“Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.50

“Termination of Consultancy” means: (a) that the Consultant is no longer acting as an advisor or consultant to the Company or an Affiliate or (b) when the entity that is retaining a Participant as a Consultant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy will be deemed to occur at such time. Notwithstanding the foregoing, the Committee may determine the definition of Termination of Consultancy, provided that any change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.51

“Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, unless otherwise determined by the Committee, in its sole discretion, such Non-Employee Director’s ceasing to be a director of the Company will not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be. Notwithstanding the foregoing, the Committee may determine the definition of Termination of Directorship, provided that any change to the definition of the term “Termination of Directorship” does not subject the applicable Award to Section 409A of the Code.

2.52

“Termination of Employment” means: (a) a termination of employment of an Eligible Employee from the Company and its Affiliates (for reasons other than a military or personal leave of absence granted by the Company) or (b) when an entity that is employing an Eligible Employee ceases to be an Affiliate, except as otherwise determined by the Committee, unless the Eligible Employee otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment will be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may determine the definition of Termination of Employment, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.53

“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law) and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity), whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” will have a correlative meaning.

ARTICLE III ADMINISTRATION

3.1

The Committee. The Plan will be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee will qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify.

2015 Long-Term Incentive Plan (May 19, 2020)

3.2

Grants of Awards. The Committee will have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) RSU Awards, (v) Performance Awards; (vi) Other Stock-Based Awards; and (vii) Other Cash-Based Awards. In particular, the Committee will have the authority, to the extent permitted by applicable law:

(a)	to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)	to determine the number of shares of Common Stock to be covered by each Award;

(c)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or forfeiture restrictions, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee will determine, in its sole discretion);

(d)	to determine the amount of cash to be covered by each Award;

(e)

to determine whether, to what extent and under what circumstances grants of Options and other Awards are to operate on a tandem basis and in conjunction with or apart from other awards made by the Company outside of the Plan;

(f)	to determine whether and under what circumstances a Stock Option or SAR may be settled in cash, Common Stock, Restricted Stock Awards or any combination thereof under Section 6.3(d);

(g)	to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(h)

to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares of Common Stock acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(i)

to modify, extend or renew an Award, subject to Article XIII and Sections 6.3(g) and 7.2(g), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant;

(j)

to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and will bear interest at the rate the Committee will provide) to Participants in order to exercise Options under the Plan; and

(k)

to accelerate the vesting of all or any part of any Award based on a Participant’s service, performance and such other factors or criteria, if any, as the Committee may determine, after the grant of an Award.

3.3

Guidelines. Subject to Article XIII hereof, the Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it will, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award (and any Award Agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement relating thereto in the manner and to the extent it deems necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing or employed in, or subject to the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding anything to the contrary herein, no action of the Committee under this Section 3.3 will materially impair the rights of any Participant without the Participant’s consent. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan will be limited, construed and interpreted in a manner so as to comply therewith. Although the Committee may consider preserving tax deductibility as one objective in administering the Plan, that objective will only be one consideration among the other objectives of the Plan, including the ability of the Plan to support the Company’s strategy and the long-term interests of the Company’s stockholders. As such, the Committee may authorize Awards under the Plan that are not fully tax deductible under Section 162(m) of the Code.

2015 Long-Term Incentive Plan (May 19, 2020)

3.4	Reserved.

3.5

Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan will be within the absolute discretion of all and each of them, as the case may be, and will be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns, subject to all applicable laws, rules and regulations.

3.6

Delegation of Authority. To the extent permitted by applicable law or the rules of any applicable securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board and/or to the Chief Executive Officer the authority to grant or amend Awards or to take other administrative actions pursuant to this Article III; provided, however, that in no event will the Chief Executive Officer be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) himself or herself; provided further, that any delegation of administrative authority will only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder will be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee may at any time rescind the authority so delegated or appoint a new delegate, consistent with the terms hereof. At all times, the delegate appointed under this Section 3.6 will serve at the pleasure of the Board or the Committee, as applicable.

3.7

Designation of Consultants/Liability. The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to execute agreements or other documents on behalf of the Committee. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent will be paid by the Company.  The Committee, its members and any person designated pursuant to this Section 3.7 will not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board will be liable for any action or determination made in good faith with respect to the Plan or any Award.

ARTICLE IV

SHARE LIMITATION

4.1	Shares.

(a)Share Reserve. Subject to any increase or decrease pursuant to Section 4.2, the aggregate number of shares of Common Stock that may be issued or used for reference purposes, or with respect to which Awards may be granted, will not exceed the sum of (i) 18.9 million shares and (ii) any shares currently outstanding under the 2013 Omnibus Incentive Plan (the “Prior Plan”) which, following the Effective Date, expire, are terminated or are cash-settled or canceled for any reason without having been exercised in full (subject to the limitations set forth in Section 4.1(c)) (such aggregate number, the “Share Reserve”). Shares of Common Stock issued hereunder may be made available from either authorized and unissued Common Stock, or authorized and issued Common Stock reacquired and held as treasury shares, or otherwise, or a combination thereof. Any shares of Common Stock that are subject to Options or Stock Appreciation Rights will be counted against the Share Reserve as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards (“Full-Value Awards”) will be counted against the Share Reserve as 1.64 shares for every one (1) share granted. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan will equal the Share Reserve without regard to adjustments under Section 4.1(c).

(b)Substitute Awards; Use of Shares Under Acquired Company Plans. Shares of Common Stock issued under Awards granted upon the assumption, substitution or exchange for previously granted awards of a company acquired by the Company will not reduce the Share Reserve. In addition, the Company may issue Awards under the Plan without a reduction in the Share Reserve with respect to shares available under an equity incentive plan maintained by a company acquired by the Company in a corporate transaction, as appropriately adjusted to reflect such transaction pursuant to Section 4.2 (subject to all applicable stock exchange listing requirements).

(c)Permitted Addbacks to Share Reserve; Certain Limitations Relating to Options and SARs. If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is cash-settled or canceled for any reason without having been exercised in full, or any option or stock appreciation right granted under the Prior Plan which is outstanding on the Effective Date

2015 Long-Term Incentive Plan (May 19, 2020)

expires, is terminated or is cash-settled or canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any such Award will again be available for Awards under the Plan. If any Full-Value Awards granted under the Plan or any awards other than options or stock appreciation rights granted under the Prior Plan which are outstanding on the Effective Date are forfeited or cash-settled for any reason, the number of such forfeited or cash-settled shares of Common Stock will again be available for Awards under the Plan. Any shares of Common Stock that again become available for Awards under the Plan pursuant to this Section 4.1(c) will be added as (i) one (1) share of Common Stock for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan or options, stock appreciation rights or full-value awards under the Prior Plan, and (ii) as 1.64 shares of Common Stock for every one (1) share subject to Full-Value Awards granted under the Plan. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock will not be added to the Share Reserve: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option under the Plan or an option outstanding on the Effective Date under the Prior Plan, (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligations with respect to any Awards under the Plan or options or stock appreciation rights outstanding on the Effective Date under the Prior Plan, (iii) shares of Common Stock subject to a Stock Appreciation Right under the Plan or stock appreciation right outstanding on the Effective Date under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the Plan or options outstanding on the Effective Date under the Prior Plan.

(d)Individual Participant Limitations. To the extent required by Section 162(m) of the Code for Awards intended to qualify as Performance-Based Compensation, the following individual Participant limitations will apply (or two times such applicable amount limitations with respect to the year in which the Participant commences service):

(i)During any fiscal year, the maximum number of shares of Common Stock subject to any Award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (in the latter three cases, for which the grant of such Award or the lapse of the relevant Restriction Period or other vesting or performance period is subject to the attainment of Performance Goals), that may be granted under the Plan, on a per Award type basis, to any Participant, will be two

(1)	million shares (each of which will be subject to any further increase or decrease pursuant to Section 4.2).

(ii)There are no annual individual share limitations applicable to Participants with respect to Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not intended to qualify as Performance-Based Compensation.

(iii)During any twelve-month period, the maximum number of shares of Common Stock subject to any Performance Award intended to qualify as Performance-Based Compensation that may be earned under the Plan will be two (2) million shares (which will be subject to any further increase or decrease pursuant to Section 4.2).

(iv)During any twelve-month period, the maximum value of a cash payment earned with respect to a Performance Award or Other Cash-Based Award intended to qualify as Performance-Based Compensation, per Award type, will be $5,000,000.

(v)The individual Participant limitations set forth in this Section 4.1(d) (other than Section 4.1(d)(iv) above) will be cumulative such that if the shares that have been awarded do not meet the maximum amount described above, the difference between the awarded shares and the maximum amount will carry over to the following twelve-month period or fiscal year, as applicable.

(vi)Notwithstanding anything to the contrary, the maximum grant date fair value of any Award granted to any Non- Employee Director during any calendar year will not exceed $750,000, such limit which, for the avoidance of doubt, applies to Awards granted under this Plan only and does not include shares of Common Stock granted in lieu of all or any portion of such Non- Employee Director’s cash retainer fees.

2015 Long-Term Incentive Plan (May 19, 2020)

4.2	Changes.

(a)The existence of the Plan and the Awards granted hereunder will not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b)Subject to the provisions of Section 12.1, if there will occur any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares of Common Stock that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and kind of shares of Common Stock that thereafter may be issued under the Plan, (ii) the number and kind of shares of Common Stock or other property (including cash) to be issued upon exercise of an outstanding Award granted under the Plan, and (iii) the purchase price thereof will be appropriately adjusted. In addition, subject to Section 12.1, if there will occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee will adjust any Award and make such other adjustments to the Plan as the Committee deems equitable to prevent undue enlargement or dilution of rights or obligations under outstanding Awards. Any adjustment pursuant to this Section 4.2 will be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and will be made in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee will be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant will have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c)Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) will be aggregated until, and eliminated at, the time of settlement by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements will be made with respect to fractional shares eliminated by rounding. Notice of any adjustment will be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) will be effective and binding for all purposes of the Plan.

4.3Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares will not be issued for a consideration that is less than that which is permitted under applicable law.

ARTICLE V ELIGIBILITY

5.1

General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. However, the Eligible Individuals to be granted Awards and actual participation in the Plan will be determined by the Committee in its sole discretion.

5.2

Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan will be determined by the Committee in its sole discretion.

5.3

General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

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ARTICLE VI STOCK OPTIONS

6.1

Grant of Stock Options. The Committee is authorized to grant Awards of Stock Options to Eligible Individuals from time to time, in its sole discretion. Stock Options may be granted alone or in addition to other Awards. The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Stock Options will be made, the amount of consideration for any Stock Options, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock pursuant to such Stock Options to be awarded, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Stock Options. The Committee may condition the grant or vesting of Stock Options upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion. Each Stock Option granted under the Plan will be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. Each Stock Option Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

6.2

Grants. The Committee will have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee will have the authority to grant any Consultant or Non- Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify will constitute a separate Non-Qualified Stock Option.

6.3

Terms and Conditions. Options granted under the Plan will be subject to the following terms and conditions and will be in such form and contain such additional terms and conditions as the Committee will deem desirable, as long as such additional terms and conditions are otherwise consistent with the terms of the Plan:

(a)Exercise Price. The exercise price per share of Common Stock subject to a Stock Option will be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option will not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant. Notwithstanding the foregoing, this Section 6.3(a) will not apply to stock options assumed by the Company or substituted for Awards in a corporate transaction.

(b)Term. The term of each Stock Option will be fixed by the Committee, provided that no Stock Option will be exercisable more than ten (10) years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder will not exceed five (5) years.

(c)Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan will be exercisable at such time or times and subject to such terms and conditions as will be determined by the Committee. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee will determine, in its sole discretion.

(d)Method of Exercise. Subject to Section 6.3(c), vested Stock Options may be exercised in whole or in part at any time during the Option term by a Participant in accordance with procedures adopted by the Committee or consistent with practices in place in connection with the Prior Plan. Unless otherwise authorized by the Committee, such exercise will be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock will be issued until payment therefor, as provided herein, has been made or provided for.

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(e)Terminations. Unless otherwise provided in the Award Agreement, or if no rights of the Participant are reduced, at any time after the grant:

(i.) all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination due to death or Disability, may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant will thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options;

(ii.) if a Participant is terminated by the Company without Cause or if a Participant resigns from his/her position with the Company, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination or resignation may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination or resignation, but in no event beyond the expiration of the stated term of such Stock Options;

(iii.) if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination, in either case, after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant will thereupon terminate and expire as of the date of such Termination; and

(iv.) Stock Options that are not vested as of the date of a Participant’s Termination for any reason will terminate and expire as of the date of such Termination.

(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan or any other stock option plan of the Company, Subsidiary or any Parent, or both thereof, exceeds $100,000, such Options will be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as is required by applicable law), such Stock Option will be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(g)Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing: an outstanding Option may not be modified to reduce the exercise price thereof; a new Option may not, at a lower exercise price, be substituted for a surrendered Option; and an outstanding Option for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case, other than adjustments or substitutions in accordance with Section 4.2), unless any such action is approved by the stockholders of the Company. In no event shall dividends or dividend equivalents be paid with respect to Options.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1

Grant of Stock Appreciation Rights. The Committee is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion. Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan. The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Stock Appreciation Rights will be made, the amount of consideration for any Stock Appreciation Rights, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Stock Appreciation Rights to be awarded, the time or times within which such Stock Appreciation Rights may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of Stock Appreciation Rights. The Committee may condition the grant or vesting of Stock Appreciation Rights upon the attainment of specified performance targets (including, the Performance Goals) or such other factors as the Committee may determine in its sole discretion. Each Stock Appreciation Right Award will be evidenced by an Award Agreement in a form consistent with the Plan that the Committee may from

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time to time approve.

2015 Long-Term Incentive Plan (May 19, 2020)

7.2

Terms and Conditions. Stock Appreciation Rights granted hereunder will be subject to terms and conditions determined from time to time by the Committee (as long as such terms and conditions are consistent with the Plan), as well as the following:

(a)Exercise Price. The exercise price per share of Common Stock subject to a Stock Appreciation Right will be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right will not be less than 100% of the Fair Market Value of the Common Stock at the time of grant. Notwithstanding the foregoing, an outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof, a new Stock Appreciation Right may not, at a lower price, be substituted for a surrendered Stock Appreciation Right, and an outstanding Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (other than adjustments or substitutions in accordance with Section 4.2), each unless such action is approved by the stockholders of the Company, provided that the exercise price of an outstanding Stock Appreciation Right that is granted in exchange for either an Option or a tandem Stock Appreciation Right that is granted subsequent to such Option may be less than Fair Market Value on the date of grant if the exercise price of such outstanding Stock Appreciation Right is equal to the exercise price of such Option for which it was exchanged (or tandem Stock Appreciation Right, as applicable).

(b)Term. The term of each Stock Appreciation Right will be fixed by the Committee, but will not be greater than ten (10) years after the date the right is granted.

(c)Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.2, Stock Appreciation Rights granted under the Plan will be exercisable at such time or times and subject to such terms and conditions as will be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time after grant, in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee will determine, in its sole discretion.

(d)Method of Exercise. Subject to Section 7.2(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement by giving notice of exercise to the Company in accordance with procedures adopted by the Committee or consistent with practices in place in connection with the Prior Plan, specifying the number of Stock Appreciation Rights to be exercised.

(e)Payment. Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive, for each right exercised, up to, but no more than, an amount in cash, Common Stock or both cash and Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the exercise price of one share of Common Stock on the date that the Stock Appreciation Right was awarded to the Participant.

(f)Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.3(e).

(g)Form, Modification, Extension and Renewal of Stock Appreciation Right. Section 6.3(g) will apply to Stock Appreciation Rights on the same basis as Stock Options.

ARTICLE VIII

RESTRICTED STOCK

8.1

Grant of Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Eligible Individuals from time to time, in its sole discretion. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee will determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock will be made, the amount of consideration for any Restricted Stock Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the

2015 Long-Term Incentive Plan (May 19, 2020)

Code as and to the extent the Committee determines that such compliance is advisable for such Award. Each Restricted Stock Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

8.2

Awards and Certificates. Eligible Individuals selected to receive Restricted Stock will not have any right with respect to such Award unless and until such Eligible Individual has accepted the Award in accordance with procedures adopted by the Committee. Further, such Award will be subject to the following conditions:

(a)Purchase Price. The purchase price of Restricted Stock will be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)Legend. If a Participant receiving Restricted Stock is issued a stock certificate in respect of such shares of Restricted Stock, such certificate will be registered in the name of such Participant, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the GrubHub Inc. (the “Company”) 2015 Long-Term Incentive Plan (the “Plan”) and an agreement entered into between the registered owner and the Company dated_________. Copies of such Plan and agreement are on file at the principal office of the Company.”

(c)Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon will have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant will have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3	Terms and Conditions. The shares of Restricted Stock awarded pursuant to the Plan will be subject to the following restrictions and conditions:

(a)	Restriction Period.

(i)The Participant will not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”), commencing on the date set forth in the applicable Award Agreement. Such Award Agreement will set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Based on the Participant’s service, the attainment of Performance Goals pursuant to Section 8.3(a)(ii) and such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii)If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee will establish the Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as is otherwise determined by the Committee, but in any event while the outcome of the Performance Goals is substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision will be of no force or effect.

(b)Rights as a Stockholder and Dividends. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant will have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The payment of dividends will be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, the attainment of Performance Goals pursuant to Section 8.3(a)(ii) and such other factors or criteria as the Committee may determine in its sole discretion, as applicable. For avoidance of doubt, dividends will not be paid on an unvested Award and may only be paid once the Award vested.

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(c)Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited unless otherwise provided by the Committee in the Award Agreement.

(d)Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares will be delivered to the Participant or the book entry shares will be made available to the Participant through an instruction to the transfer agent. All legends will be removed at the time of delivery to the Participant, except as otherwise required by applicable law or except as may otherwise be required by the Committee.

ARTICLE IX

RESTRICTED STOCK UNITS

9.1

Grant of Restricted Stock Units. The Committee is authorized to grant Awards of Restricted Stock Units to Eligible Individuals from time to time, in its sole discretion. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock Units will be made, the amount of consideration for any Restricted Stock Units, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock that any Restricted Stock Unit may be settled for, the time or times within which such Restricted Stock Units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Restricted Stock Units. The Committee may condition the grant or vesting of Restricted Stock Units upon the expiration of certain restrictions and/or the attainment of specified performance targets (including the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award. Each Restricted Stock Unit Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

9.2	Terms and Conditions. Restricted Stock Units awarded pursuant to the Plan will be subject to the following restrictions and conditions:

(a)Date of Settlement. The Committee will specify, or permit the Participant to elect, the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units will be issued (or cash in lieu thereof will be paid), which dates will not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable. Such conditions and dates will be established, where applicable, in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the settlement date(s), the Company will issue to the Participant one share of Common Stock (or, if provided in the Award Agreement, the Fair Market Value of one such share of Common Stock in cash) for each vested and nonforfeitable Restricted Stock Unit.

(b)Dividends. At the discretion of the Committee, dividends declared with respect to shares of Common Stock covered by a Restricted Stock Unit Award will either (i) not be paid or credited, or (ii) be accumulated subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Unit Award and paid only if such restrictions and risk of forfeiture lapse. For avoidance of doubt, dividends will not be paid on an unvested Award and may only be paid once the Award vested.

(c)Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, all Restricted Stock Units still subject to restrictions, including performance-based or time-based restrictions, will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

ARTICLE X

PERFORMANCE AWARDS

10.1Grant of Performance Awards. The Committee is authorized to grant Performance Awards to Eligible Individuals from time to time, in its sole discretion. Performance Awards may be issued either alone or in addition to other Awards granted under the Plan. The Committee will determine the Eligible Individuals, to whom, and the time or times at which, Performance Awards will be made, the amount of consideration for any Performance Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock, or the amount of cash subject to the Performance Award to be awarded, as applicable, the time or times within which such Performance Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Performance Awards. The Committee may condition the grant or vesting of Performance Awards upon the attainment of specified performance targets (including, certain Performance Goals)

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or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section

2015 Long-Term Incentive Plan (May 19, 2020)

162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is denominated in shares of Restricted Stock or Restricted Stock Units, such shares or units or the cash equivalent thereof (based on the then-current Fair Market Value of shares of Common Stock subject to such shares or units), will be paid to the Participant only if the relevant Performance Goal has been attained in accordance with Article VIII. If the Performance Award is denominated in cash, it may be paid, subject to the attainment of the relevant Performance Goals, in cash, in shares of Common Stock, in shares of Restricted Stock or in Restricted Stock Units (based on the then-current Fair Market Value of shares of Common Stock subject to such Award), as determined by the Committee, in its sole and absolute discretion. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 10.2(c). Each Performance Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

10.2	Terms and Conditions. Performance Awards awarded pursuant to this Article X will be subject to the following terms and conditions:

(a)Earning of Performance Award. Following the expiration of the applicable Performance Period, the Committee will determine the extent to which the applicable Performance Goals or such other factors determined by the Committee are achieved and the percentage of each Performance Award that has been earned.

(b)Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c)Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as is permitted under Section 162(m) of the Code, but in any event while the outcome of the Performance Goals is substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision will be of no force or effect with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d)Dividends. Notwithstanding anything to the contrary, any dividends or dividend equivalents with respect to the number of shares of Common Stock covered by a Performance Award will either (i) not be paid or credited, or (ii) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Performance Award, and paid only if such restrictions and risk of forfeiture lapse. For avoidance of doubt, dividends will not be paid on an unvested Award and may only be paid once the Award vested.

(e)Payment. Following the Committee’s determination in accordance with Section 10.2(a), the Company will settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as is determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and subject the payment of all or part of any Performance Award to such additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f)Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

ARTICLE XI

OTHER STOCK-BASED AND CASH-BASED AWARDS

11.1

Grant of Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to shares of Common Stock in payment of the amounts due under an incentive or performance plan

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sponsored or maintained by the Company or an Affiliate, stock equivalent units, and Awards valued by reference to the book value of

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shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee will determine the Eligible Individuals to whom, and the time or times at which, grants of Other Stock-Based Awards will be made, the amount of consideration for any Other Stock-Based Awards, including no consideration or such minimum consideration as may be required by applicable law, the number of shares of Common Stock subject to such Other Stock-Based Awards to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2(a)), the time or times within which such Other Stock-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Other Stock-Based Awards. The Committee may condition the grant or vesting of Stock-Based Awards upon the attainment of specified performance targets (including, the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award. Each Other Stock- Based Award will be evidenced by an Award Agreement in a form consistent with the Plan and that the Committee may from time to time approve.

11.2	Terms and Conditions. Other Stock-Based Awards made pursuant to this Article XI will be subject to the following terms and conditions:

(a)Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article XI may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)Dividends. The payment of dividends will be deferred until, and conditioned upon, the expiration of the applicable vesting period, the attainment of Performance Goals, and such other factors or criteria as the Committee may determine in its sole discretion, as applicable. For avoidance of doubt, dividends will not be paid on an unvested Award and may only be paid once the Award vested.

(c)Vesting. Any Award under this Article XI and any Common Stock covered by any such Award will vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)Price. Common Stock issued on a bonus basis under this Article XI may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article XI will be priced as determined by the Committee in its sole discretion.

(e)Termination. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, all unvested Other Stock-Based Awards will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

11.3

Grant of Other Cash-Based Awards. The Committee is authorized to grant Other Cash-Based Awards to Eligible Individuals from time to time, in its sole discretion, payable or deliverable upon the attainment of specific Performance Goals. Other Cash-Based Awards may be granted alone or in addition to other Awards granted under the Plan. The Committee will determine the Eligible Individuals, to whom, and the time or times at which, grants of Other Cash-Based Awards will be made, the amount of consideration for any Other Cash-Based Award, including no consideration or such minimum consideration as may be required by applicable law, the time or times within which such Other Cash-Based Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Other Cash-Based Awards. The Committee may condition the grant or vesting of Other Cash-Based Awards upon the attainment of specified performance targets (including, the Performance Goals) or such other factors as the Committee may determine in its sole discretion, including compliance with the requirements of Section 162(m) of the Code as and to the extent the Committee determines that complying with Section 162(m) of the Code is advisable for such Award.  Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination for any reason, all unvested Other Cash-Based Awards will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

2015 Long-Term Incentive Plan (May 19, 2020)

ARTICLE XII

CHANGE IN CONTROL PROVISIONS

12.1

In general. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided in an applicable Award Agreement, a Participant’s unvested Award will not vest automatically and a Participant’s Award will be treated in accordance with the following provisions of this Section 12.1:

(a)Substitute Awards. Upon a Change in Control, a Substitute Award meeting the requirements of this Section 12.1(a) may be provided to a Participant to replace an outstanding Award (the “Substituted Award”). A replacement award shall meet the requirements of this Section 12.1(a) (and qualify as a “Substitute Award”) if:

(i)	it has a value at least equal to the value of the Substituted Award;

(ii)

it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(iii)	its other terms and conditions are not less favorable to the participant than the terms and conditions of the Substituted Award.

Without limiting the generality of the foregoing, the Substitute Award may take the form of a continuation of the Substituted Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 12.1(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(b)Vesting if No Substitute Award. Upon a Change in Control, if a Substitute Award is not provided to the Participant to replace an outstanding Award, the following provisions shall apply to such Award:

(i)

Any outstanding and unexercised Stock Options, Stock Appreciation Rights or any other Stock-Based Award that provide for a Participant-elected exercise shall become fully vested and exercisable; provided, however, that in connection therewith the Committee may terminate all such outstanding and unexercised Awards effective as of the date of the Change in Control, by (A) providing for the payment by the Company or an Affiliate of an amount of cash equal to the excess (if any) of the Fair Market Value of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards, or (B) delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant will have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such termination and cash payment or exercise will be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto will be null and void;

(ii)

Each Award, other than Awards described in clause (i) above, held by a Participant subject only to vesting conditions based on the passage of time shall be fully vested; provided, however, that in connection therewith the Committee may terminate all such outstanding Awards effective as of the date of the Change in Control by providing for the payment by the Company or an Affiliate of an amount of cash equal to the  Fair Market Value of the shares of Common Stock covered by such Awards; and

(iii)

Each Award, other than Awards described in clause (i) above, subject to Performance Goals shall be fully vested and the amount earned and payable shall be determined as provided in the applicable Award Agreement; provided, however, that in connection therewith the Committee may provide that such vesting and amount earned shall be based on (i) the actual achievement of Performance Goals applicable to such Award during the portion of the applicable Performance Period through the consummation of the Change in Control (as reasonably determined by the Board or the Committee prior to the consummation of such Change in Control) and (ii) the relative portion of the applicable Performance Period (determined by days elapsed) elapsed from the commencement of such Performance Period through the consummation of the Change in Control; and, provided, further, that the Committee may terminate all such outstanding Awards, effective as of the date of the Change in Control, by providing for the payment by the Company or an Affiliate of an amount of cash equal to the Fair Market Value of the shares of Common Stock covered by such Awards.

2015 Long-Term Incentive Plan (May 19, 2020)

(c)Vesting of Substitute Awards. The Committee may further provide that the vesting of one or more Substitute Awards will automatically accelerate upon a qualifying Termination within a designated period relating to the Change in Control.

12.2

Change in Control. Unless otherwise provided in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” will be deemed to occur if:

(a)any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at two-thirds of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case other than the Board;

(c)consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately prior to such Business Combination do not immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; or

(d)a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event will not be considered to be a Change in Control under the Plan for purposes of payment or settlement of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

ARTICLE XIII

TERMINATION OR AMENDMENT OF PLAN

13.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company is compliant with any regulatory requirement referred to in Article XV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination may not be materially impaired without the consent of such Participant and, provided further that, without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(d) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.3(b); (vi) alter the Performance Goals for Restricted Stock, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards or Other Cash-Based Awards as set forth in

2015 Long-Term Incentive Plan (May 19, 2020)

Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; (viii) modify an Option or Stock Appreciation Right to reduce the exercise price of such Award or cancel an outstanding Option or Stock Appreciation Right for which the exercise price is higher than the Fair Market Value of such Award in exchange for cash or another Award (other than adjustments or substitutions in accordance with Section 4.2), (ix) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code or (x) make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law, including Section 409A of the Code.

ARTICLE XIV

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which has not yet been made to a Participant by the Company, nothing contained herein will give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XV

GENERAL PROVISIONS

15.1

Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates and/or book entries for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All shares of Common Stock delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates or book entries to make appropriate reference to such restrictions.

15.2

Other Plans. Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

15.3

No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder will give any Participant or other Eligible Employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor will there be a limitation in any way on the right of the Company or any Affiliate by which an Eligible Employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

15.4

Withholding of Taxes. The Company will have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or any other Award that is taxable upon vesting), the settlement of Restricted Stock Units or Other Stock-Based Awards, or upon making an election under Section 83(b) of the Code, a Participant will pay all required withholding to the Company. Any minimum statutorily required withholding obligation, or such greater amount up to the statutory total tax which could be imposed, with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations will be disregarded and the amount due will be paid instead in cash by the Participant.

15.5

Non-Transferability of Awards. No Awards will be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options and SARs will be exercisable during the Participant’s lifetime only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that an Award

2015 Long-Term Incentive Plan (May 19, 2020)

that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member for no consideration in whole or in part and in such circumstances and under such conditions as are specified by the Committee. An Award that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) will remain subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the settlement of an Award by a permissible transferee will be subject to the terms of the Plan and the applicable Award Agreement.

15.6	Listing and Other Conditions.

(a)Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award will be conditioned upon such shares being listed on such exchange or system. The Company will have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares will be suspended until such listing has been effected.

(b)If at any time counsel to the Company will be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company will have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award will be suspended until, in the opinion of said counsel, such sale or delivery will be lawful or will not result in the imposition of excise taxes on the Company.

(c)Upon termination of any period of suspension under this Section 15.6, any Award affected by such suspension which will not then have expired or terminated will be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension will extend the term of any Award.

(d)A Participant will be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

15.7

Governing Law. The Plan, any Awards granted hereunder and any actions taken in connection herewith, to the extent not otherwise governed by the Code or the laws of the United States, will be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

15.8

Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, will be resolved exclusively in the federal or state courts of Delaware. In that context, and without limiting the generality of the foregoing, the Company and each Participant will irrevocably and unconditionally (a) submit in any proceeding directly or indirectly arising out of or relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the federal and state courts of Delaware, and agree that all claims in respect of any such Proceeding will be heard and determined in such Delaware court, (b) consent that any such Proceeding may and will be brought in such courts and waive any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in federal or state courts of Delaware or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all rights to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan will affect the right to effect service of process in any other manner permitted by applicable laws.

15.9

Construction. Wherever any words are used in the Plan in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where they would so apply; and wherever words are used herein in the singular form, they will be construed as though they were also used in the plural form in all cases where they would so apply.

15.10

Other Benefits. No Award granted or paid out under the Plan will be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates, nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

2015 Long-Term Incentive Plan (May 19, 2020)

15.11	Costs. The Company will bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

15.12	No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and Awards to individual Participants need not be the same in subsequent years.

15.13

Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the transferee agree to be bound by all of the terms and conditions of the Plan.

15.14

Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

15.15

Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and will be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it will be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, to the extent that an Award is subject to Section 409A of the Code, any provision in the Plan that is inconsistent with Section 409A of the Code will be deemed to be amended to comply with Section 409A of the Code, and to the extent such provision cannot be amended to comply therewith, such provision will be null and void. The Company will have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant, or for any action taken by the Committee or the Company. In the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties will rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to or is exempt from Section 409A of the Code) will be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and will instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

15.16

Successor and Assigns. The Plan will be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

15.17

Severability of Provisions. If any provision of the Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Plan will be construed and enforced as if such provisions had not been included.

15.18

Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof will be deemed paid when paid to such person’s guardian or to the party providing (or reasonably appearing to provide) for the care of such person, and such payment will fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

15.19

Headings and Captions. The headings and captions herein are provided for reference and convenience only, will not be considered part of the Plan, and will not be employed in the construction of the Plan.

15.20

Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder and any Common Stock or cash payment delivered pursuant to an Award hereunder will in all events be subject to forfeiture, recovery by the Company or other action (i) pursuant to any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, (ii) pursuant to any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the Securities and Exchange Commission or (iii) as required by any other applicable law.

ARTICLE XVI

2015 Long-Term Incentive Plan (May 19, 2020)

EFFECTIVE DATE OF PLAN

The Plan became effective on May 20, 2015, which is the date of approval of the Plan, following adoption by the Board and by the stockholders of the Company in accordance with the requirements of applicable laws.

ARTICLE XVII

TERM OF PLAN

No Award will be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) of the Code will be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which stockholders approved the Performance Goals.

ARTICLE XVIII NAME OF PLAN

The Plan will be known as the “GrubHub Inc. 2015 Long-Term Incentive Plan.”

2015 Long-Term Incentive Plan (May 19, 2020)

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, will be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	book value of assets, book value per share of Common Stock, growth in book value per share of Common Stock or any combination thereof;
•	earnings (either in the aggregate or on a per share basis);
•	operating income or profit;
•	underwriting income or profit;
•	profitability ratios;
•	gross income;
•	net income (before or after taxes);
•	cash flow (including annual cash flow provided by operations);
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before or after either, or any combination of, interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	any other return measures;
•	net revenues;
•	gross revenues;
•	annual net income to shares of Common Stock;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	license revenues;
•	changes in annual revenue;
•	sales or market share;
•	total stockholder return, including return on assets, investment, invested capital, and equity (including income applicable to common stockholders or other class or stockholders);

2015 Long-Term Incentive Plan (May 19, 2020)

•	share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);
•	economic value added;
•	operational performance measures;
•	reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;
•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances, other offsets and adjustments or a combination thereof as may be established by the Committee in its sole discretion;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration or business expansion goals, objectively identified project milestones, volume levels, cost targets and goals relating to acquisitions or divestitures;

•	the fair market value of a share of Common Stock;
•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or
•	reduction in operating expenses.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including, without limitation:

(a)restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c)a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other companies. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a)	designate additional business criteria on which the performance goals may be based; or

(b)	adjust, modify or amend the aforementioned business criteria.